EXHIBIT 99.1

SigmaTron International, Inc. Reports Year End Financial Results for Fiscal Year 2020

ELK GROVE VILLAGE, Ill., Aug. 12, 2020 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (NASDAQ: SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal year ended April 30, 2020.  Revenues decreased to $281.0 million in fiscal year 2020 from $290.5 million in the prior fiscal year.  Net income increased to $443,102 in fiscal year 2020 compared to a net loss of $865,114 in fiscal year 2019.  Basic and diluted earnings per share for the fiscal year ended April 30, 2020 were each $0.10 compared to a loss per share of $0.20 each in fiscal year 2019.

For the fourth quarter of fiscal year 2020, revenues decreased to $64.8 million compared to $73.3 million for the same quarter in the prior fiscal year.  Basic and diluted loss per share for the fiscal year 2020 fourth quarter were $0.09, respectively, compared to basic and diluted earnings per share of $0.23 each for the same period of fiscal year 2019.

Commenting on SigmaTron’s results for both the fourth quarter and fiscal year ending April 30, 2020, Gary R. Fairhead, President, Chief Executive Officer and Chairman of the Board, said, “SigmaTron posted a pre-tax loss of $172,525 for the fourth quarter of fiscal 2020.  This led to a pre-tax profit of $1,093,134 for the fiscal year.  While it is always disappointing to report a quarterly loss, the results were impacted by operational interruptions and extraordinary expenses related to the COVID pandemic at all of our operations.  In some locations the interruptions and expenses were worse than others.  In addition to those problems we saw a dramatic drop in revenue of approximately 30% in the month of April as the pandemic and its effects grew rapidly in North America.

“As previously reported, during the fourth quarter the Company received a $6.3M PPP Loan under the CARES Act.  If part or all of the loan is forgiven under the program, that benefit will be recorded in the quarter in which the forgiveness occurs.  The PPP Loan provided assistance to the Company as intended by the government, and we are grateful that such a program was made available to the Company.  During this period, we were able to avoid significant lay-offs or compensation reductions to our employees.

“The first quarter of fiscal 2021 started the same as fiscal 2020 ended.  May’s revenue drop was similar to April’s and May’s results alone will result in a first quarter pre-tax loss.  However, the revenue trend was positive from month to month during the quarter and revenue is definitely trending in the right direction.  This, of course, is primarily based on our customers’ orders and backlog and while the economic recovery seems fragile at this time, the positive trend continues with current customers.  We are also seeing potential new opportunities with new and existing customers.

“One of several disappointments tied to the COVID pandemic is that we were approaching the fourth quarter with significant momentum and a strong backlog.  We fully expected that it would be a strong quarter on its own and that we would be heading into fiscal 2021 with continued growth.  During the pandemic, we have seen several customers with an unexpected and un-forecasted uptick in demand while we’ve seen others have a precipitous drop in demand.  It’s hard to predict how these various markets will sort themselves out over the next several quarters.  We continue to believe that the trade war with China is a negative for the general economy as well as the Company.  It’s hard to see any progress in that area until after the election so it will remain a reality for the Company, our customers and our suppliers for several more quarters, at a minimum.

“The one positive item to come out of the pandemic for the Company was the incredible performance by each of the operations during the quarter.  They had to deal with various governmental orders in five different countries, all of which had different requirements and regulations.  They had to deal with sick employees, some of whom were ultimately determined to have been infected by COVID-19.  In addition to dealing with disrupted supply chains in terms of component availability and uncertain transportation, all locations had to deal with customers that had businesses that were uncertain from day to day.  In spite of all these obstacles, all of the operations and Corporate departments found a way to get the job done and support our customers’ needs.  It was amazing to see the dedication to the Company and their jobs that the entire team performed in the wake of such uncertainty.  Many of our customers thanked us for our exceptional support and service and the entire team should be proud of what we have accomplished during this unprecedented time.

“As always, I want to thank our customers, supply chain, our bank, our Board of Directors in addition to our employees for their continued support of the Company during a difficult period.  I am pleased that we are able to report positive results for the entire fiscal year.”

About SigmaTron International, Inc.

Headquartered in Elk Grove Village, Illinois, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products.  SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois; Acuna, Chihuahua, and Tijuana Mexico; Union City, California; Suzhou, China, and Biên Hòa City, Vietnam.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elgin, Illinois and Taipei, Taiwan.

Forward-Looking Statements

Note:  This press release contains forward-looking statements.  Words such as “continue,” “anticipate,” “will,” “expect,” “believe,” “plan,” and similar expressions identify forward-looking statements.  These forward-looking statements are based on the current expectations of the Company.  Because these forward-looking statements involve risks and uncertainties, the Company’s plans, actions and actual results could differ materially.  Such statements should be evaluated in the context of the direct and indirect risks and uncertainties inherent in the Company’s business including, but not necessarily limited to, the Company’s continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from the Company’s customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company’s operating results; the results of long-lived assets impairment testing; the ability to achieve the expected benefits of acquisitions; the collection of aged account receivables; the variability of the Company’s customers’ requirements; the availability and cost of necessary components and materials; the ability of the Company and its customers to keep current with technological changes within its industries; regulatory compliance, including conflict minerals; the continued availability and sufficiency of the Company’s credit arrangements, including the phase-out of LIBOR; the ability to meet the Company’s financial covenant; changes in U.S., Mexican, Chinese, Vietnamese or Taiwanese regulations affecting the Company’s business; the turmoil in the global economy and financial markets; the spread of COVID-19 (commonly known as “Coronavirus”) which has threatened the Company’s financial stability by causing a decrease in consumer revenues, caused a disruption to the Company’s global supply chain, caused plant closings or reduced operations thus reducing output at those facilities; the stability of the U.S., Mexican, Chinese, Vietnamese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; and the ability of the Company to manage its growth.  These and other factors which may affect the Company’s future business and results of operations are identified throughout the Company’s Annual Report on Form 10-K, and as risk factors, may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

Financial tables follow…

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	April 30,	April 30,	April 30,	April 30,
	2020	2019	2020	2019

Net sales	$64,769,921	$73,286,753	$281,042,482	$290,553,951

Cost of products sold	59,276,626	64,957,245	255,937,592	264,212,182

Gross profit	5,493,295	8,329,508	25,104,890	26,341,769

Selling and administrative expenses	5,295,041	5,972,015	22,292,309	23,263,117

Operating income	198,254	2,357,493	2,812,581	3,078,652

Other expense	370,779	568,497	1,719,447	2,212,351

(Loss) income before income tax	(172,525)	1,788,996	1,093,134	866,301

Income tax expense	189,542	808,036	650,032	1,731,415

Net (loss) income	($362,067)	$980,960	$443,102	($865,114)

Net income (loss) per common share - basic	($0.09)	$0.23	$0.10	($0.20)

Net income (loss) per common share - assuming dilution	($0.09)	$0.23	$0.10	($0.20)

Weighted average number of common equivalent
shares outstanding - assuming dilution	4,242,508	4,233,266	4,270,050	4,228,592

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 30,	April 30,
	2020	2019

Assets:

Current assets	$130,616,797	$123,545,289

Machinery and equipment-net	33,935,760	33,232,769

Deferred income taxes	284,435	384,022
Intangibles	2,350,949	2,713,360
Other assets	8,891,090	1,589,325

Total assets	$176,079,031	$161,464,765

Liabilities and stockholders' equity:

Current liabilities	$70,048,041	$55,606,766

Long-term obligations	47,155,191	47,570,550

Stockholders' equity	58,875,799	58,287,449

Total liabilities and stockholders' equity	$176,079,031	$161,464,765

For Further Information Contact:
SigmaTron International, Inc.
Linda K. Frauendorfer
1-800-700-9095